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Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333- 62762

PROSPECTUS SUPPLEMENT DATED NOVEMBER 21, 2002
(to Prospectus dated July 27, 2001)

800,306 Shares of Common Stock

INTRADO INC.

        You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

        See "Risk Factors" beginning on page 2 of the prospectus to read about factors you should consider before buying shares of our common stock.

Selling Stockholders

        The following tables set forth updated information, as of November 21, 2002, regarding shares of our common stock held beneficially by the selling shareholder listed below.

			Shares Owned After Offering(1)
Selling Stockholders	Number of Shares Owned Before the Offering	Shares Which May be Sold Pursuant to this Prospectus
			Number	Percentage
Linda Blakely	1,000	1,000	-0-	-0-

(1)
Assumes all shares offered are sold.

The selling stockholder has not held any material relationship with Intrado or any of our affiliates within the past three years other than as an owner of our securities.

General

        You should rely only on the information provided or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 21, 2002.

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Selling Stockholders
General